Exhibit 99.1

TeleTech Reports First Quarter

2005 Financial Results
EPS Doubles to 4 Cents
Generates $11 Million in Free Cash Flow and Repurchases $16 Million in Common Stock

Denver, Colo., May 4, 2005 – TeleTech Holdings, Inc. (Nasdaq: TTEC), a global provider of customer management and business process outsourcing (BPO) services, today announced first quarter 2005 financial results. The Company also filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the quarter ended March 31, 2005.

	First Quarter	First Quarter
	2005	2004
Financial Results (Unaudited)
Revenue	$254.3M	$268.0M
Operating income	$4.1M	$6.1M
Net income	$2.7M	$1.4M

EPS – diluted	$0.04	$0.02

Non-GAAP Financial Measures
Operating margin percentage	1.6%	2.3%
Net cash*	$59.8M	$23.2M
Free cash flow*	$10.7M	$14.0M
Days sales outstanding (DSOs)	55	52

*See reconciliation of Non-GAAP financial measures below.

CEO COMMENTARY
Ken Tuchman, said, “The strategy we undertook almost two years ago to grow and retain clients in a profitable manner through innovative new services, along with the decision to globalize and centrally manage our business units, is generating profits and free cash flow. Our plan to centrally manage our business has been fully implemented in North America and will be completed globally during the third quarter of this year. Newgen, our database marketing subsidiary, was scheduled to be the last segment fully integrated into this centralized model. As previously announced, Newgen entered into the largest new product implementation in its history and the launch is taking longer than anticipated resulting in this segment reporting an operating loss of approximately $3 million, or 4 cents per diluted share for the first quarter. We are accelerating the integration of Newgen’s operational, technological, and financial responsibilities under our North American and corporate leadership teams and expect to complete this during the third quarter and have dedicated the necessary resources to make the launch successful.

“I am confident that under this centralized model, Newgen will return to profitability later this year. I would like to add that due to key client renewals along with continued pricing discipline and cost improvement efforts, TeleTech, on a consolidated basis, will continue to be profitable throughout 2005.”

REVENUE
First quarter 2005 revenue was $254.3 million, compared to $268.0 million during the year ago quarter. The first quarter 2005 benefited from approximately $3.0 million of currency translation gains, while the prior year quarter benefited from $3.4 million of minimum commitments from a large client.

As part of TeleTech’s strategic plan, the Company invested in a dedicated account management team more than a year ago to focus on growing and retaining existing client relationships. As a result of this initiative and high client satisfaction levels, TeleTech has successfully renewed a majority of its key client relationships and has obtained new global business from existing clients that is expected to ramp in the second half of 2005.

OPERATING INCOME
Income from operations of $4.1 million was $2.0 million less than the year ago quarter. The decrease is primarily due to a $3.8 million decline in Newgen’s operating results and, as previously disclosed, a $3.4 million reduction in minimum commitments from a large client. Partially offsetting these declines was nearly $5.0 million in operational improvements from TeleTech’s ongoing profit improvement initiatives. Additional information regarding comparability to the prior year is included in the Company’s March 2005 Quarterly Report on Form 10-Q.

INTEREST EXPENSE
Interest expense in the first quarter 2005 was $2.4 million lower than the first quarter of 2004 as a result of de-leveraging the Company and repaying more than $120 million in bank debt.

BALANCE SHEET
TeleTech ended the first quarter 2005 in a strong financial position with $68.2 million in cash and cash equivalents and net cash of $59.8 million after $8.4 million in total debt. DSOs were 55 days at the end of March and within the Company’s targeted DSO range of 50 to 60 days.

Capital expenditures for the first quarter 2005 were $4.4 million, a decrease of $7.5 million from $11.9 million during the year ago quarter.

LIQUIDITY AND FREE CASH FLOW
TeleTech generated $10.7 million of free cash flow during the 2005 first quarter, which was less than the year ago quarter due in part to higher DSOs and the timing of payroll-related liabilities.

During the first quarter 2005, TeleTech repurchased 1.5 million shares for $16.3 million, leaving approximately $27 million authorized to be repurchased under the Company’s buy-back program.

SECOND QUARTER 2005 OUTLOOK
TeleTech is currently in advanced discussions on several new, global business opportunities. Should the Company be successful in winning some or all of these opportunities, they would contribute to TeleTech’s financial results during subsequent quarters.

As a result of the above and the migration of certain client programs to international locations, along with Newgen taking longer than expected to ramp a large new client program, TeleTech believes second quarter revenue will be comparable to the first quarter revenue.

Newgen’s operating loss is expected to be approximately half the first quarter loss, with further improvement expected in the latter half of 2005 as a result of ramping future new business, the integration of its recently completed acquisition, and ongoing cost improvement initiatives.

NON-GAAP FINANCIAL MEASURES
Pursuant to Regulation G as issued by the Securities and Exchange Commission, the tables below provide a reconciliation of the differences between the Non-GAAP financial measures as discussed above including “Net cash” and “Free cash flow”, and TeleTech’s closest comparable financial measures in each case calculated in accordance with GAAP.

	First Quarter	First Quarter
	2005	2004
Net Cash:
Cash and cash equivalents	$68.2M	$146.6M
Less: current portion of long-term debt and capital lease obligations	$(0.3)M	$(76.6)M
Long-term capital lease obligations	$(0.1)M	$(0.1)M
Other long-term debt	$(0.9)M	$(39.3)M
Grant advances	$(7.1)M	$(7.4)M

Net Cash	$59.8M	$23.2M

	First Quarter	First Quarter
	2005	2004
Free Cash Flow:
Net cash provided by operating activities	$15.1M	$25.9M
Less: purchases of property and equipment	$(4.4)M	$(11.9)M

Free Cash Flow	$10.7M	$14.0M

These Non-GAAP financial measures should be used in addition to, but not as a substitute for, the Company’s comparable GAAP measures. They are presented because TeleTech’s management uses this information when evaluating current results of operations, and believes this information provides the users of the financial statements with a useful comparison of TeleTech’s current results of operations with past and future periods.

SEC FILINGS
The Company’s filings with the Securities and Exchange Commission are available in the “Investors” section of TeleTech’s website, which can be found at www.teletech.com.

CONFERENCE CALL

TeleTech executive management will hold a conference call to discuss first quarter 2005 financial results on Thursday, May 5, 2005, at 11:00 a.m. Eastern Time. You are invited to join a live webcast of the call by visiting the “Investors” section of the TeleTech website at www.teletech.com. If you are unable to participate during the live webcast, a replay of the call will be available on the TeleTech website through Wednesday, May 19, 2005.

ABOUT TELETECH

TeleTech is a global business services company that provides a full range of front- to back-office outsourced solutions including customer management, BPO, and database marketing services to measurably enhance clients’ core customer management processes. TeleTech’s ability to create innovative strategies, combined with its global technology platform and delivery infrastructure, helps clients increase revenue, lower costs, and retain their customers around the world. TeleTech’s products and services, standardized processes, and recognized capabilities to implement complex global projects make the Company a valued partner for clients that include Global 1000 businesses and governments. TeleTech partners with clients to offer 150 languages, through its more than 32,000 employees, in 17 countries. For additional information, visit www.TeleTech.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements relating to future results. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause TeleTech’s and its subsidiaries’ actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to the following: the ability to close and ramp business opportunities that are currently in advanced discussions; the ability for the Company to execute it’s growth plans; to increase profitability via the globalization of its North American best operating practices; to achieve its three-year financial goals and targeted cost reductions; the ability to successfully launch and generate revenue from new product introductions;

the estimated revenue associated with new or renewed client agreements; the possibility of the Company’s Database Marketing and Consulting segment not returning to historic levels of profitability; the possibility of lower revenue or price pressure from client’s experiencing a downturn in their business; the ability of the Company to fund its future growth initiatives; greater than anticipated competition in the customer care market, causing adverse pricing and more stringent contractual terms; risks associated with losing or not renewing significant client relationships, or early termination of a client agreement; the Company’s ability to close new business and fill excess capacity; consumers’ concerns or adverse publicity regarding the products of the Company’s clients; higher than anticipated start-up costs or lead times associated with new ventures or business in new markets; execution risks associated with performance-based pricing metrics in certain client agreements; execution risks associated with achieving targeted annualized cost reductions; the Company’s ability to find cost effective locations, obtain favorable lease terms, and build or retrofit facilities in a timely and economic manner; risks associated with business interruption due to weather-related events; risks associated with attracting and retaining cost-effective labor at the Company’s customer management centers; the possibility of additional asset impairments and restructuring charges; risks associated with changes in foreign currency exchange rates; economic or political changes affecting the countries in which the Company operates; changes in accounting policies and practices promulgated by standard setting bodies; and, new legislation or government regulation that impacts the customer care industry.

Please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the three months ended March 31, 2005, for a detailed discussion of factors discussed above and other important factors that may impact the Company’s business, results of operations, financial condition, and cash flows. The Company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2005	2004
Revenue	$254,326	$267,998

Operating expenses:
Costs of services	191,010	203,731
Selling, general & administrative	43,976	40,366
Depreciation and amortization	14,308	15,982
Restructuring charges, net	953 (1)	1,842 (2)

Total operating expenses	250,247	261,921

Operating Income	4,079	6,077

Other income (expense)	874	(2,360)

Income Before Income Taxes	4,953	3,717

Income tax expense	2,149	2,522

Income before Minority Interest	2,804	1,195

Minority interest	(63)	206

Net Income	$2,741	$1,401

Basic Earnings Per Share	$0.04	$0.02

Diluted Earnings Per Share	$0.04	$0.02

Operating Margin	1.6%	2.3%
Net Income Margin	1.1%	0.5%
Effective Tax Rate	43.4%	67.9%

Weighted Average Shares
Basic	74,179	75,069
Diluted	76,720	76,524

Notes:

1.	Represents a $1.0 million charge related to a reduction in force.

2.	Represents a $1.6 million charge related to a reduction in force, a $(0.2) million benefit related to revised estimates of restructuring charges, and a $0.4 million charge related to facility exit costs in connection with SFAS No. 146.

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
SEGMENT DISCLOSURES
(In thousands)
(Unaudited)

	Three months ended
	March 31,
	2005	2004
Revenue:
North American Customer Care	$152,252	$162,276
International Customer Care	80,420	80,424
Database Marketing & Consulting	21,654	25,298

Total	$254,326	$267,998

Operating Income (Loss):
North American Customer Care	$11,233	$9,799
International Customer Care	(4,323)	(4,717)
Database Marketing & Consulting	(2,831)	995

Total	$4,079	$6,077

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$68,215	$75,066
Accounts receivable, net	155,159	148,627
Other current assets	53,505	54,342

Total current assets	276,879	278,035

Property and equipment, net	124,658	132,214
Other assets	89,288	86,546

Total assets	$490,825	$496,795

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$145,347	$136,192
Other noncurrent liabilities	29,838	30,186
Minority interest	7,003	7,872
Total stockholders’ equity	308,637	322,545

Total liabilities and stockholders’ equity	$490,825	$496,795

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended
	March 31,
	2005	2004
Cash flow from operating activities:
Net income	$2,741	$1,401
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,308	15,982
Other	(1,951)	8,481

Net cash provided by operating activities	$15,098	$25,864

Total Capital Expenditures	$4,397	$11,866

Free Cash Flow	$10,701	$13,998